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                                                                   Exhibit 23.03


The Board of Directors
FSC Semiconductor Corporation:

We consent to the inclusion of our reports dated June 16, 1998, except as to
Note 19, which is as of July 20, 1998, and as to Note 20, which is as of June 24, 1999, with respect to the consolidated balance sheets of FSC Semiconductor Corporation as of May 31, 1998 and May 25, 1997, and the related consolidated and combined statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 31, 1998, and the related consolidated statement of cash flows for the year ended May 31, 1998, and the related schedule, which reports appear in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.

As discussed in Note 18 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

/s/ KPMG LLP

Boston, Massachusetts
July 1, 1999